Exhibit 10.23

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is entered into by and between QCR Holdings, Inc., for itself and subsidiaries and affiliates (collectively, “Employer” or “QCRH”), and Robert Fulp (“Employee”) (Employer and Employee are each a Party and collectively referred to as “Parties”), as of the last date set forth on the signature page hereof but effective as of the Effective Date defined in Section 28 below.

RECITALS

WHEREAS, Employee is employed by Employer in the position of Chief Executive Officer of Springfield First Community Bank (“SFC”) pursuant to the terms of their Employment Agreement dated April 17, 2018 (the “Employment Agreement”);

WHEREAS, Employee has expressed his desire to retire, and Employer and Employee have mutually decided that Employee’s employment relationship with Employer will terminate in accordance with the terms of the Employment Agreement, effective February 11, 2021 (the “Separation Date”);

WHEREAS, the Parties wish to establish the terms of Employee’s separation and resolve any and all disputes and demands that Employee may have against Employer as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, Employer;

NOW, THEREFORE, in consideration of the promises and obligations set forth in this Agreement, and for good and valuable consideration, the Parties agree as follows:

1.No Admission of Liability. Nothing in this Agreement shall be construed to be an admission by Employer of any wrongdoing or noncompliance with any federal, state, or local rule, ordinance, constitution, statute, contract, public policy, wage and hour law, wage payment law, tort law, common law, or any other unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. Employer specifically disclaims and denies any wrongdoing or liability to Employee.

2.Garden Leave Until Separation Date; Employee’s Obligations During Garden Leave. Between the date that Employee is presented with this Agreement and the Separation Date, Employee shall be on Garden Leave (the “Garden Leave Period”). During the Garden Leave Period Employee’s employment status and obligations and Employer’s rights will be as follows in this Section 2:

(a)Employee Obligations During Garden Leave Period. Employee will remain employed by Employer and shall continue to owe a duty of loyalty and fiduciary duty to Employer during that time. Thus, Employee is not permitted to perform any activities that are contrary to Employer’s best interests or that do, are designed to, or ordinarily would generate income for Employee or any other person or entity during the Garden Leave Period. During the Garden Leave Period, the Company reserves the right, in its sole discretion:

(i)to remove the Employee from his active duties and responsibilities, in whole or in part;

(ii)to exclude the Employee from Employer’s workplace;

(iii)to limit or prohibit the Employee's contact and communications with Employer’s staff and its customers; and

(iv)to limit or cut off Employee's access to Employer’s computer systems, email, and other documents and information.

(b)Employer’s Right to Shorten Garden Leave. Employer reserves the right, in its sole discretion, to shorten the Garden Leave period by either requesting that Employee report to work or perform other duties, or by terminating the Employee's employment and paying Employee for the remainder of the Garden Leave Period. If Employee fails to comply with instructions from Employer during the Garden Leave Period, the Company is entitled to all available legal and equitable relief in a court of competent jurisdiction, including but not limited to a temporary restraining order without the need for the posting of any bond.

(c)Compensation and Benefits During Garden Leave. During the Garden Leave Period, Employer will continue to pay Employee's current base salary and benefits, less applicable withholdings. Employee will remain eligible for any bonus, commissions, or other benefits, such as vacation accrual, during the Garden Leave Period.

3.Effect of Employee’s Separation. After the Separation Date, Employee will not represent himself as being a current employee, officer, agent, or representative of Employer for any purpose. Prior to the Separation Date and upon Employer’s request, Employee agrees to execute all documents necessary to effect his resignation from the Board of Directors (the “Board”) of the Company or any subsidiary or affiliated entity of the Company.  Provided that Employee accepts this Agreement and does not revoke it, for purposes of the Employment Agreement, Employer will treat Executive’s termination as a Voluntary Resignation for Good Reason (as defined in the Employment Agreement).

4.Separation Date is the Termination Date. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, including for fringe or welfare benefit calculations and termination dates. For the avoidance of any doubt, except as may be provided in this Agreement, Employee will not be eligible to earn or accrue any further compensation, monies, or other benefits from Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date.

5.Minimum Payments Upon Separation. Regardless of whether Employee signs this Agreement, upon the Separation Date, or as soon as practicable thereafter, Employee will receive the following Minimum Payments from Employer:

(a)Earned but Unpaid Portion of Current Base Salary. Following the Separation Date, Employee will receive that portion of his current annual base salary which had been earned but unpaid, less applicable deductions and withholdings, in accordance with the Company’s usual and customary payroll practices and applicable law.

(b)Fiscal Year 2020 Incentive Compensation. Employee will receive his performance based annual deferred cash compensation for the fiscal year ending December 31, 2020 (the “Cash Bonus”). The Cash Bonus shall be determined in accordance with QCRH’s or the SFC’s, as the case may be, performance-based incentive compensation program in effect during fiscal year 2020 for senior executive employees and will be based on a target of thirty percent (30%) of Employee’s current base salary. The Cash Bonus will be paid to Employee, less applicable deductions and withholdings, in a single installment within sixty (60) days of the Separation Date. Employer shall issue a Form W-2 to Employee for this payment.

(c)Accrued but Unused Paid Time Off. Following the Separation Date, Employee will receive the monetary equivalent of his accrued but unused vacation time and other eligible paid time off, less applicable deductions and withholdings, in accordance with the Company’s usual and customary vacation and payroll practices and applicable law.

(d)Expense Reimbursement. Employer will reimburse Employee for any unreimbursed out-of-pocket expenses incurred by Employee in connection with the performance of his duties before the Separation Date in accordance with Employer’s expense reimbursement policies and procedures.

(e)Other Benefits. Employee’s rights with respect to any benefits, incentives or awards provided to the Employee pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by Employer, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement, and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.

6.Consideration. In consideration of Employee’s execution of and compliance with this Agreement, including Employee’s waiver and release of claims in Sections 7 and 8, Employer agrees to make the following payments, to which Employee is not otherwise entitled, provided that Employee accepts and has not revoked this Agreement in accordance with its terms:

(a)Severance. A total of Eight Hundred Three Thousand Six Hundred Thirty-Nine Dollars and Ninety-Four Cents ($803,639.94) (“Severance Pay”), less all relevant taxes and other withholdings, will be paid to Employee in equal monthly installments (on the first regular pay day of each month, in accordance with Employer’s usual and customary payroll practices of each month) over the 24-month period following the Separation Date.  The first such installment shall be made on the first regularly scheduled day of the month following the sixtieth (60th) day after the Separation Date and shall be in the amount of one-twelfths (1/12) of the Severance Pay due to Employee, and each of the remaining twenty-two (22) installments shall be in the amount of one-twenty-fourths (1/24) Severance Pay.

(b)Vesting of Otherwise Forfeited Equity Awards. To the extent not previously vested under the terms of an applicable plan or award documents, Employer shall permit the vesting of any equity awards previously granted to Employee by Employer (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall not be forfeited and instead become vested in accordance with the schedule set forth in Exhibit A.

(c)COBRA Reimbursement for Medical and Dental Benefits. Subject to the conditions outlined in Section 6(f) of the Employment Agreement, if Employee timely elects continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer will either pay directly or reimburse Employee for the COBRA premium payments for Executive and his eligible dependents to the extent such COBRA premium payments exceed premiums paid by then-current employees of Employer for similar coverage for the period following the Separation Date until the last day of the month in which Employee reaches the age of 65 (i.e., April 2022, or until such earlier time as Employee ends his participation in such coverage).

(d)Automobile Lease Reimbursement. Subject to the provisions in Section 13(a) of this Agreement, Employer will reimburse Employee for the monthly lease payments owed to the vehicle Lessor following transfer of the lease of Employee’s Company car to Employee through December 31, 2021. Such lease reimbursement payments, which shall not exceed a maximum monthly amount of One Thousand Eight Hundred Thirty-Five Dollars and Nineteen Cents ($1,835.19), will be made upon presentation by Employee of such documentation, expense statements, vouchers and/or other supporting information as Employer may request.

(e)Country Club Dues Reimbursement. Employer will reimburse Employee for his annual membership dues at Hickory Hill Country Club in Springfield, Missouri in calendar years 2021 and 2022, up to a maximum annual amount of Eight Thousand Dollars and Zero Cents ($8,000.00), upon presentation by Employee of such documentation, expense statements, vouchers and/or other supporting information as Employer may request.

Employee agrees and acknowledges that, other than as provided for in this Agreement, Employee has been properly paid for all hours worked for Employer, that all salary, wages, commissions, bonuses, and other compensation due to Employee have been paid, and that Employee is not owed anything else from Employer.

7.General Release and Waiver of Claims. In exchange for the consideration provided by Employer in this Agreement, Employee and Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge Employer, including Employer’s parents, subsidiaries, affiliates (to and including its customers), predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to Employee’s hire, benefits, employment, termination, or separation from employment with Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of Employee’s execution of this Agreement, including, but not limited to:

(a)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act

(FMLA) (with respect to existing but not prospective claims), the Equal Pay Act (EPA), the Employee Retirement Income Security Act (ERISA) (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866 (Section 1981), the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Missouri Human Rights Act (MHRA), the Missouri Equal Pay for Women Act, the Missouri Service Letter Statute, the Missouri Minimum Wage Law, the Missouri Wage Payment Law, the Missouri Constitution, all of their respective implementing regulations, all as amended, all of their respective implementing regulations and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, tuition reimbursement, vacation, sick pay, disability benefits (except as expressly excluded in Section 9 below), or severance;

(c)any and all claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees and costs, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

8.Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, the Releasors hereby irrevocably and unconditionally waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of Employee’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Employee hereby acknowledges and confirms that:

(a)Employee has read this Agreement in its entirety and understands all of its terms;

(b)by this Agreement, Employee has been advised in writing to consult with an attorney, and has consulted with such counsel, who helped to negotiate this Agreement, to the extent Employee has deemed necessary before signing this Agreement;

(c)Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(d)Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

(e)Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(f)Employee understands that Employee has seven (7) days from the date of signing this Agreement to revoke the release in this paragraph, and may do so by delivering notice of revocation to outside counsel for Employer, Allison N. Powers at Barack, Ferrazzano, Kirschbaum & Nagelberg LLP, by email (allison.powers@bfkn.com) before the end of the seven-day period; provided, however, that Employee understands and acknowledges that should Employee choose to revoke this ADEA release, the Agreement as a whole will fail to become effective and Employee will not receive or be entitled to the Severance Pay described in Section 6(a); and

(g)Employee understands that the release in this paragraph does not apply to rights and claims that may arise after the date on which Employee signs this Agreement.

9.Excluded Claims. This general release and waiver of claims excludes, and Employee does not waive, release, or discharge:

(a)Employee’s ability to seek continuation of health coverage under Employer’s Group Health Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), in accordance with COBRA and/or Plan requirements;

(b)any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements;

(c)any rights to indemnification Employee may have under the Employer’s Articles of Incorporation, Bylaws, this Agreement, or a separate indemnification agreement, as applicable, including any rights Employee may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses;

(d)any right to file an administrative charge or complaint with or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although Employee waives any right to monetary relief related to such a charge or administrative complaint;

(e)any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; and

(f)claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation (other than any retaliation claims under these statutes, which are expressly waived).

10.No Outstanding or Known Future Claims/Causes of Action. Employee affirms that Employee has not filed with any governmental agency or court any type of action or report against Employer or any of the Released Parties, and currently knows of no existing act or omission that may constitute a claim or liability excluded from the releases in Sections 7 and 8 above.

11.Confidential Information. Employee agrees and affirms that as consideration for the Employee’s execution of, non-revocation of, and compliance with this Section 11 of this Agreement, the Employer agreed to provide the Consideration described in Section 6 of this Agreement, to which the employee is not otherwise entitled:

(a)Employee understands and acknowledges that during the course of Employee’s employment by Employer, Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to Employer and its business and existing and prospective clients, suppliers, investors, and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and Employer’s ability to reserve it for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer, and that improper use or disclosure of the Confidential Information by Employee might cause Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

(b)For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to the Released Parties’: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, analyses, market studies, forecasts, sales information, revenue, costs, formulae, notes, memoranda, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists or of any other person or entity that has entrusted information to Employer in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information and work product developed by Employee in the course of Employee’s employment by Employer is subject to the terms and conditions of this Agreement as if Employer furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee, provided that the disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

(c)Disclosure and Use Restrictions. Employee agrees and covenants:

(i)to treat all Confidential Information as strictly confidential;

(ii)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees or former employees of Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of Employer and, in any event, not to anyone outside of the direct employ of Employer; and

(iii)not to access or use any Confidential Information and not to copy or retain any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Employer.

(d)Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to Todd Gipple, QCRH President, via mail (3551 7th Street, Moline, Illinois 61265) and/or email (TGipple@qcrh.com), with a copy to outside counsel for Employer in accordance with Section 26 below.

Nothing in this confidentiality provision prohibits or restricts Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this settlement or its underlying facts or circumstances.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

12.Restrictive Covenants. QCRH is a multi-bank holding company serving communities in the Midwest through its wholly-owned subsidiary banks, including SFC. Employee served in the key position of Chief Executive Officer of SFC. Employee understands and acknowledges that the services the Employee provided to Employer and its customers were unique, and that Employer’s ability to reserve these for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer. Employee further acknowledges that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.

(a)Non-Competition. Because of Employer’s legitimate business interest as described in this Agreement and the good and valuable Consideration offered to Employee as described in Section 6, the sufficiency of which is acknowledged, for a period of twenty-four (24) months, to run consecutively beginning on the Separation Date (the “Restricted Period”), Employee agrees and covenants not to engage in Prohibited Activity within the area that encompasses a 50-mile radius from Springfield, Missouri (“the “Restricted Territory”).

(i)For purposes of this non-compete clause, “Prohibited Activity” is activity in which Employee, within the Restricted Territory, engages or invests in, owns, manages, operates, finances, controls, or participates in the ownership, management, operation or control of, is employed by, associated with, or in any manner connected with, serves as a director, officer or consultant to, lends his name or any similar name to, lends his credit to, or renders services or advice to, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Todd Gipple, QCRH President, via mail (3551 7th Street, Moline, Illinois 61265) and/or email (TGipple@qcrh.com), with a copy to outside counsel for Employer in accordance with Section 26 below.

(b)Non-Solicitation of Employees. The Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any of Employer’s employees or any person who was employed by Employer in the twelve (12) months preceding Employee’s Separation Date (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee for a period of twenty-four (24) months, to run consecutively beginning on the Separation Date.

This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

However, it will not be deemed a violation of this Agreement if Employee merely updates Employee’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section. Moreover, Employee shall not be precluded from hiring any officer, director, manager or employee who responds to any public advertisement (which is not directed or focused on personnel of Employer or any of its subsidiaries) placed by Employee or who otherwise contacts the Employee on his, her or its own initiative without any direct or indirect solicitation by the Employee.

(c)Non-Solicitation of Customers. Employee understands and acknowledges that because of Employee’s experience with and relationship to Employer, Employee has had access to and has learned about much or all of the Employer’s client information, including, but not limited to, Confidential Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the services Employer provides.

Employee understands and acknowledges that: (i) Employer’s relationships with its clients is of great competitive value; (ii) Employer has invested and continues to invest substantial resources in developing and preserving its client relationships and goodwill; and (iii) the loss of any such client relationship or goodwill will cause significant and irreparable harm to Employer.

Because of Employer’s legitimate business interest and for good and valuable consideration in the form of Severance Pay, as described in Section 6(a), Employee agrees and covenants, for a period of twenty-four (24) months to run consecutively beginning on the Separation Date not to:

(i)either for the Employee or any Financial Institution directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer’s or affiliates’ current, former, or prospective customers for purposes of contracting with, becoming employed by, servicing, or offering or accepting goods or services similar to or competitive with those offered by the Employer. However, it will not be deemed a violation of this Agreement if the Employee merely updates his LinkedIn profile without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section; or

(ii)induce or attempt to induce any customer, supplier, licensee, or business relation of Employer or its affiliates to cease doing business with Employer or its affiliates or in any way interfere with the relationship between Employer or its affiliates and their respective customers, suppliers, licensees, or business relations.

13.Return of Documents, and Other Property; Transfer of Lease of Company Automobile. Employee represents that to the extent not previously collected, by the Separation Date Employee will return to Employer all Employer Confidential Information or other property, and any and all copies of any documents, identification cards, badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in Employee’s possession. Employee’s surrender of Employer property should be coordinated through QCRH President Todd Gipple and Senior Vice President of Human Resources Anne Howard.

(a)Transfer of Lease of Company Car. Assuming the vehicle Lessor consents to a transfer and Employee meets all of Lessor’s qualifications imposed on Lessees, Employer will take such steps as may be required by the Lessor to transfer the lease of Employee’s Company car to Employee, such that Employee, personally, will assume all rights, liabilities, and obligations under the Lease as if he were the Lessee in the first instance. For the avoidance of any doubt, Employee agrees and acknowledges that, following the transfer, Employee, and not Employer, will have sole responsibility for any obligations under the Lease, and for any liabilities that arise from being the vehicle Lessee (e.g., insurance, registration fees, maintenance, etc.) However, for the remaining term of the lease, Employer will reimburse Employee for the lease payments in accordance with Section 6(d). In the event the Lessor does not consent to Employee’s assumption of the lease, then Employee will be required to surrender his Company car, all keys thereto, and all related registration and insurance documentation within seven (7) days of being notified by Employer that a lease transfer will not be permitted. If the Lessor does not consent to the lease transfer, Employee agrees and acknowledges that he will not receive the payments in Section 6(d).

14.Cooperation. Employee provided unique and valuable services to Employer and its customers. The parties therefore agree that certain matters in which the Employee has been involved during the Employee's employment may need the Employee's cooperation with Employer in the future. Accordingly, for a period of two (2) years after the Separation Date, Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee's service to the Employer. The Employer shall reimburse Employee for reasonable expenses incurred in connection with this cooperation, and, to the extent that the Employee is required to spend substantial time on such matters, Employer shall compensate the Employee at an hourly rate based on the Employee’s base salary on the Separation Date; provided, however, that Employer shall have no obligation to compensate Employee under this Section 14 for his cooperation or assistance in any matter in which Employee is accused of wrongdoing or named as a defendant or respondent.

15.Mutual Non-Disparagement. Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning any Released Parties, now or in the future. Employer, for its part, will not knowingly disparage or make any derogatory statements regarding Employee; provided, however, that the Company’s obligations under this Section 15 shall be limited to communications by QCRH’s and SFC’s senior corporate executives having the rank of Senior Vice President or above and members of the Board.

This Section does not, in any way, restrict or impede Employee from exercising protected rights, to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Todd Gipple, QCRH President, via mail (3551 7th Street, Moline, Illinois 61265) and/or email (TGipple@qcrh.com), with a copy to outside counsel for Employer in accordance with Section 26 below.

16.Waiver of Future Employment. Employee waives all rights and claims to employment with Employer and agrees that Employee will not knowingly seek or accept future employment with Employer or Employer’s current or future parents, subsidiaries, and other corporate affiliates or with any successor or assign. Employee agrees that if Employer or Employer’s parents, subsidiaries, and other corporate affiliates or any successor or assign declines to employ Employee, they shall not be liable for any damages.

17.Neutral Reference. Employee agrees to direct all requests for references to Todd Gipple, QCRH President, via mail (3551 7th Street, Moline, Illinois 61265) and/or email (TGipple@qcrh.com). In response to a request for a reference, Employer shall provide only Employee’s dates of employment and job title.

18.Successors and Assigns. Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Employer and its successors and assigns. Employee shall not assign this Agreement in whole or in part. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

19.Remedies and Enforcement. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that Employer will be entitled to discontinue any payments under Section 6 not yet made to him, to the extent permitted by law. Further, Employee agrees that to the extent money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other provisional relief against such breach or threatened breach, as contemplated in Section 25 of this Agreement, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any injunctive or provisional relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

In the event of a material breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that Employer shall further be entitled to seek, in addition to other available remedies, an award for liquidated damages in an amount equal to Ten Thousand Dollars and Zero Cents ($10,000.00) for each material breach (the “Liquidated Damages”). The Parties acknowledge and agree that Employee’s harm caused by a material breach would be impossible or very difficult to accurately estimate at the time of the breach and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a material breach.

The Parties mutually agree that this Agreement can be cited as evidence in arbitration or legal proceedings alleging breach of this Agreement.

20.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and by Employer’s Chief Executive Officer or President. No waiver by any Party of any breach by any other party of any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provision or condition, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

21.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

22.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

23.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

24.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Employee’s relationship with the Company and Employee’s compensation by the Company, all such prior agreements and understandings being merged herein. In the event of any inconsistency between this Agreement and any other agreement between Employee and Employer, the statements in this Agreement shall control.

25.Governing Law; Arbitration; Attorneys’ Fees. This Agreement, and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without reference to its choice of law rules, except as preempted by federal law. The Parties agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment Employer, Employee’s service as an officer or director of SFC, or Employee’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in St. Louis, Missouri, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the Missouri Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement. Any such action or proceeding by either of the Parties for injunctive or provisional relief shall be brought only in the County of St. Louis, Missouri or in the United States District Court for the Eastern District of Missouri.

Should any Party institute any arbitration or seek injunctive or provisional relief from a court to enforce, interpret, or apply any provision of this Agreement, the Parties agree that the prevailing party shall be entitled to seek reimbursement from the non-prevailing party of their recoverable costs and expenses, including, but not limited to, reasonable attorneys’ fees, but all such costs and/or fees shall be awarded in the arbitrator’s or judge’s sole discretion. The arbitrator or judge shall base their determination of which party prevailed upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the action, accounting for the possibility that in some circumstances it is appropriate to conclude that neither party prevailed. Such assessment should include evaluation of the following: the amount of the net recovery and/or value of the object of the action to the prevailing party; whether the prevailing party could have secured complete relief without also pursuing claims for equitable or declaratory relief; the primary issues disputed by the parties and the relative value or importance of resolving such issues to either the prevailing party or the non-prevailing party; whether the amount of the award comprises a significant percentage of the amount sought by the prevailing party where relief is sought in the form of damages; and the most recent settlement positions of the parties.

26.Notices. All notices under this Agreement must be timely given in writing by regular mail or receipted email at the addresses indicated in this Agreement. When providing written notice to Employer, a copy must be provided to Employer’s outside counsel at the addresses below. Notice to the Employee must be provided to Employee at the address below:

Notice to Employer:

Allison N. Powers, Esq.

Barack, Ferrazzano, Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, IL 60606

(312) 629-5130

allison.powers@bfkn.com

Notice to Employee:

At the last residential address known by Employer.

27.Tax Matters; Section 409A. Employee agrees and acknowledges that neither Employer nor its counsel have made any representations to Employee regarding the tax consequences of any payments or transactions contemplated by this Agreement. Rather,

Employee has reviewed with Employee’s own tax advisors the federal, state, local, and/or foreign tax consequences of the payments and transactions contemplated by this Agreement and is relying solely on such advisors and not on any statements or representations of Employer, or any of its agents. Employee understands that Employee (and not Employer) shall be responsible for any tax liability that may arise as a result of the payments and transactions contemplated by this Agreement.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

28.Knowing and Voluntary Acknowledgment/Effective Date. Employee specifically agrees and acknowledges that:

(a)Employee has read this Agreement in its entirety and understands all of its terms;

(b)by this instrument, Employee has been advised to consult with an attorney before executing this Agreement, and has consulted with such counsel, who helped to negotiate this Agreement, as Employee deemed necessary;

(c)Employee knowingly, freely, and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release, and covenants contained herein;

(d)Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; and

(e)Employee is not waiving or releasing rights or claims that may arise after Employee executes this Agreement.

This Agreement shall not become effective until the eighth (8th) day after Employee signs, without revoking, this Agreement (the “Effective Date”). No Consideration due to Employee under this Agreement shall be made before the Effective Date.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

QCR HOLDINGS, INC.

		By:	/s/ Larry J. Helling

		Name:	Larry J. Helling
		Title:	Chief Executive Officer

		Date:	1/15/21

ROBERT C. FULP

Signature:	/s/ Robert C. Fulp
Print Name:	Robert C. Fulp

Date:	1/15/21

EX_H_IB_IT _A QCR HOLDINGS 3551 Seventh Street Suite 204 Moline, Illinois 61265 Options, Awards, and Cash Grants Summary As of 01/06/2021 Current Market Value: $41.18 Robert Fulp Award No:0014212 Award Date: 08/01/2018 Shares: 2,318.00 Price: $0.0000 Plan: 2016 Type: RSA Accept Date: A W A R D S C H E D U L E Shares To T R A N S A C T I O N S C A N C E L L A T I O N S Tax Payment Method Issued Vest Vest Date Vested Date Type Shares Value Date Reason Shares 580.00 580.00 579.00 579.00 08/01/2019 08/01/2020 08/01/2021 08/01/2022 580.00 Check Check Check Check 08/01/2019 08/01/2020 Release Release 580.00 580.00 $37.0200 $29.8800 580.00 0.00 0.00 2,318.00 1,160.00 1,160.00 Award No:0014221 Award Date: 01/02/2019 Shares: 613.00 Price: $0.0000 Plan: 2016 Type: RSU Accept Date: A W A R D S C H E D U L E Shares To T R A N S A C T I O N S C A N C E L L A T I O N S Tax Payment Method Granted Vest Vest Date Vested Date Type Shares Value Date Reason Shares 154.00 01/02/2020 01/02/2021 01/02/2022 01/02/2023 154.00 Check Check Check Check 01/02/2020 01/02/2021 Release Release 154.00 153.00 $43.2000 $39.5900 153.00 153.00 153.00 153.00 0.00 0.00 613.00 307.00 307.00 Total Awards Earned But Not Yet Released Total Price: Total Potential Gain: 0.0000 $0.00 $0.00